SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C.  20549


                                FORM 8-K

             CURRENT REPORT pursuant to Section 13 or 15(d) of
                   the Securities Exchange Act of 1934

  Date of Report   (Date of earliest event reported)  April 16, 1998



                         COVEST BANCSHARES, INC.
        (Exact name of Registrant as specified in its charter)



      Delaware             0-20160               36-3820609
   (State or other    (Commission File No.)     (IRS Employer
    jurisdiction of                               Number)
    Incorporation)


           749 Lee Street, Des Plaines, Illinois   60016
       (Address of principal executive offices)  (Zip Code)

 (Registrant's telephone number, including area code)  847-294-6500








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Item 5.  Other Events

On April 16, 1998, the Company issued a press release pertaining to First Quarter 1998 results. The text of the press release is attached hereto as Exhibit 99.1.



Item 7.  Exhibit 99.1




                           SIGNATURES

Pursuant to the requirements of the Securites Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 16, 1998


                        COVEST BANCSHARES, INC.

                        By:   /S/ Larry G. Gillie
                              Larry G. Gillie
                              President and
                                Chief Executive Officer

                        By:  /S/ Paul A. Larsen
                              Paul A. Larsen
                              Senior Vice President and
                                Chief Financial Officer


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Exhibit 99.1


CoVest Bancshares, Inc. Announces First Quarter Results

DES PLAINES, IL  April 16, 1998  - CoVest Bancshares, Inc.
(Nasdaq/COVB), the holding company for CoVest Banc, Des
Plaines, Illinois, today announced that net income for the three months ended March 31, 1998 totaled $1,009,000, or $0.24 (basic) and $0.22 (diluted) earnings per share, a decrease of 23% from the $1,317,000, or $0.30 (basic) and $0.29 (diluted) earnings per share for the like quarter in 1997.

The composition of the loan portfolio continues to change as commercial loans, commercial real estate, construction, and leases increased by $31 million, or 36%, from year-end 1997. These loans and leases now represent almost 30% of total loans receivable, up from 23% at year-end 1997 and up from less than 10% at March 31, 1997. Management expects the composition of commercial loans, commercial real estate, construction, and leases to become a larger percentage of the overall loan portfolio and assets mix, as $43 million of approved and accepted commitments were outstanding as of March 31, 1998. Total loans increased by $15 million during the first quarter of 1998.

During the first quarter of 1998, residential mortgage loans decreased by $19 million as borrowers took advantage of lower rates and refinanced their mortgages, many through our new mortgage center. Almost $4 million of loans available for sale were outstanding at quarter end 1998. These were originated by our mortgage center. Located in McHenry, Illinois, this office, which opened on February 12, 1998, makes residential mortgages that are then sold on a service released basis to the secondary market.

Returns on average equity and average assets during the first quarter were 8.46% and 0.69% respectively during 1998 compared to 10.73% and 0.96% in 1997.

Net interest income increased by $222,000, or 6%, for the first quarter of 1998 compared to the first quarter of 1997. The Company's net interest margin decreased 6 basis points, or 2%, to 2.87% for the first quarter of 1998 from 2.93% for the first quarter of 1997. The interest rate spread averaged 2.44% for 1998 and 2.45% during the first quarter of 1997. The net interest margin for the fourth quarter of 1997 was 2.91% and the net interest spread was 2.42%. We entered into an arbitrage transaction during the second half of the fourth quarter of 1997, using Federal Home Loan Bank borrowings which mature in late 1998 to fund two large mortgage backed security pools. This arbitrage accounts for $50 million in increased volume during the first quarter of 1998 and has an average spread of 72 basis points.

The provision for possible loan losses was increased by $48,000, or 14%, to $399,000 for the first quarter of 1998.


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Non interest income excluding security gains increased
$422,000, or 83%, from the comparable quarter last year. Loan charges, sales and servicing fees increased by $264,000 to $531,000, deposit related charges and fees increased by $41,000 to $219,000, and income from sales of annuities and securities by CoVest Investments increased by $134,000 to $153,000. Realized gains of $256,000 on sales of securities were also recorded. This is a decrease of $307,000 in net gains on security sales from the comparable quarter in 1997.

Non-interest expense increased $779,000, or 31%, for the first quarter of 1998 from the comparable quarter in 1997. Over 57%, or $449,000, is related to compensation, commissions and employee benefits resulting from the increase in the number of personnel. Additionally, other operating expense increases include $105,000 in occupancy expenses, a $53,000 increase in Federal Deposit Insurance Premium, a $100,000 increase in data processing expenses and a $44,000 increase in advertising. The data processing expense includes $75,000 related to testing computer hardware and software to be year 2000 compliant.

The Company's assets decreased by $4 million to $579 million as of March 31, 1998, from $583 million at December 31,
1997.

At March 31, 1998, the allowance for possible loan losses amounted to almost $4.2 million, or 362% of non-performing loans as compared to a 305% coverage at December 31, 1997.

At March 31, 1998, total non-performing assets amounted to $1.4 million, or 0.25% of total assets compared to $1.3 million, or 0.22% of total assets at December 31, 1997.

Total deposits decreased by 4% to $356 million from $372 million at December 31, 1997.

Stockholders' equity in CoVest Bancshares, Inc. totaled $48
million at March 31, 1998.  At quarter-end the number of
common shares outstanding was 4,350,598 and the book value
per common share outstanding was $11.03.  This compares to
December 31, 1997, when the number of common shares
outstanding was 4,365,761 and the book value per common
share outstanding was $11.06.   Approximately 21,000 shares
remain to be repurchased under the current stock repurchase program.

In discussing the increase in non interest income during the first quarter, Larry G. Gillie, President, made the following comments: "One of our major goals for 1998 was to increase non-interest income. To that end, our mortgage center opened mid-February, 1998, and since inception, has closed over 100 loans which total over $12 million. In addition, our newly revamped investment center has produced sales of over $6.2 million in annuities, securities, life, property and casualty and long-term care insurance during the quarter. Overall, the response from our customer base has been very positive and we expect that response to continue to grow as we further develop these two new functions."
















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COVEST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
   financials in thousands, except per share

                              Mar 31, 1998     Dec 31, 1997    Change

Selected Financial Condition Data:
                               (unaudited)

TOTAL ASSETS                   $  579,057      $   582,722         -1%
     Investment Securities        161,800          164,172         -1%
     Loans Receivable, net        392,361          377,509          4%
     Deposits                     355,944          371,752         -4%
     Stockholders' Equity          48,004           48,294         -1%

Selected Asset Quality Ratios:
     Total non-performing loans     1,149            1,304        -12%
     Non-performing loans to
          Loans Receivable, Net      0.29%            0.35%       -15%
     Total non-performing assets    1,429            1,306          9%
     Non-performing assets to
          Total Assets               0.25%            0.22%        10%
     Total Allowance for Loan
          Losses                    4,161            3,979          5%
     Allowance for Loan Losses to
          non-performing loans       3.62x            3.05x        19%



Three Months Ended March 31         1998              1997
Selected Income Data:           (unaudited)      (unaudited)
     Net Interest Income         $ 4,044           $ 3,822          6%
     Provision for loan losses       399               351         14%
     Net Interest Income after
          provision for loan
          losses                   3,645             3,471          5%
     Non-interest income           1,186             1,071         11%
     Non-interest expense          3,292             2,513         31%
     Income before income taxes    1,539             2,029        -24%
     Income tax expense	             530               712        -26%
     Net Income                  $ 1,009           $ 1,317        -23%
     Earnings per share:
          Basic                  $  0.24              0.30        -20%
          Diluted                   0.22              0.29        -24%
     Selected Operating Ratios:
          Return on Average Assets  0.69%             0.96%       -29%
          Return on Average Equity  8.46%            10.73%       -21%
          Operating expenses to
               average assets       2.24%             1.86%        20%
          Net interest rate spread  2.44%             2.45%         0%
          Net interest rate margin  2.87%             2.93%        -2%